Exhibit 10.5

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (“Agreement”) is entered into as of this 30th day of November 2004 by and among Warner Electric Holding, Inc., a Delaware corporation (“Seller”), Colfax Corporation, a Delaware corporation and parent of Seller (“Colfax,” and together with Seller, the “Service Providers”), and Altra Industrial Motion, Inc., a Delaware corporation (“Buyer”).

R E C I T A L S:

A.                                   Pursuant to that certain LLC Purchase Agreement of even date herewith among Seller, Colfax and Buyer (the “Purchase Agreement”), Seller is selling to Buyer and Buyer is purchasing from Seller all of the limited liability company interests (the “LLC Interests”) of Power Transmission Holding LLC, a Delaware limited liability company (“PT”).

B.                                     Pursuant to the Purchase Agreement, the Service Providers have agreed for a limited period of time to provide certain transitional supports services to Buyer in connection with the operation of the Business following the closing of the sale of the LLC Interests of PT to Buyer.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined herein, for the purposes of this Agreement, capitalized terms shall have the meaning ascribed to them in the Purchase Agreement and the following terms shall have the definitions hereinafter specified:

1.1                                 “Actual Costs” means (a) with respect to any Services provided by non-exempt employees of the Service Providers, the hourly rate of compensation paid to the employee providing the Service multiplied by the number of hours such employee performed the Services for the Buyer Parties during the period, (b) with respect to any Services provided by exempt employees of the Service Providers, the product of (i) the monthly salary of the employee providing the Services, and (ii) a fraction, the numerator of which is one (1) and the denominator of which is one hundred sixty-six (166) and (iii) the number of hours the exempt employee performed the Services for the Buyer Parties during the period, and (c) with respect to any Services provided by a person other than an exempt or non-exempt employee of the Service Providers, the actual out-of-pocket costs paid to such person by the Service Providers for the Services provided to the Buyer Parties during the period.

1.2                                 “Parties” shall mean Seller, Colfax and Buyer, collectively.

1.3                                 “Service” or “Services” shall mean those services described on Schedule A hereto, including any exhibit(s).

ARTICLE 2

SERVICES

2.1                                 Statement of Purpose.  In connection with the transactions contemplated under the Purchase Agreement, Buyer is purchasing and intends to operate the Business as an ongoing enterprise, but requires the Service Providers to continue to provide certain services and personnel in support thereof as set forth in this Agreement.  It is the intention of the Parties in entering into the Purchase Agreement and this Agreement to ensure a smooth transition from Seller to Buyer in the ownership and operation of the Business with the least disruption to the Business.  It is the intention of the Parties that they will cooperate with each other in this regard and, where possible and mutually desirable to do so, to terminate the provision of Services hereunder at the earliest practicable date, and in no even later than the conclusion of the term for each Service set forth on Schedule A.  The Parties recognize that certain Services performed by the Service Providers may actually be performed by Affiliates of such Persons and accordingly, for purposes of this Agreement, references to the Service Providers shall include their respective Affiliates.

2.2                                 Provision of Services.  Subject to and upon the terms and conditions set forth in this Agreement, beginning on the Closing Date, the Service Providers shall, at the request of Buyer, provide or cause to be provided to Buyer the Services listed and described on Schedule A, for the term of Service set forth on Schedule A as to any particular Service.  In every case, all of the aforesaid Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A.  The fees to Buyer and the costs reimbursable by Buyer to the Service Providers for the Services shall be as specified on Schedule A.

2.3                                 Quality Level; Independent Contractor Status.  Unless otherwise agreed by the Parties, the Services shall be provided at a quality level and in a manner that is substantially the same as the quality level and manner in which such Services were provided to the Business prior to the date of this Agreement, and Buyer shall use the Services at the same location(s) as the Business had used such Services prior to the Closing Date.  The Service Providers shall act under this Agreement solely as independent contractors and not as agents of Buyer.  Buyer agrees to use commercially reasonable efforts to transition use of the Services as soon as practically possible after the Closing Date.  Buyer shall have no obligation to utilize any or all of the Services provided by the Service Providers in accordance with this Agreement; provided, however, that, in the event Buyer elects not to use a particular Service, it shall promptly notify the Service Providers and the Service Providers shall have no further obligations hereunder with respect to such Service.

2.4                                 Use of Service Providers’ Employees/Provider Agreements.  To the extent that the Service Providers use their own employees in connection with the provision of any Services hereunder, the Service Providers may, in their discretion, replace, add, reduce or otherwise change the number and identity of the employees providing such Services at any time.  In the event that any third party agreement to which any Service Provider is a party is in conflict with the terms of this Agreement, the Service Providers shall promptly notify Buyer of the nature and extent of such conflict.  Unless Buyer thereafter agrees to indemnify the Service Providers for any breach or default under the third party agreement attributable to the provision of services by the Service Providers under this Agreement, the Service Providers shall have no obligation to continue to provide such services under this Agreement.

2.5                                 Disclaimer of Warranty.  EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SERVICES AND GOODS PROVIDED HEREUNDER ARE PROVIDED AS IS, WHERE IS WITHOUT WARRANTY OF ANY KIND, INCLUDING WARRANTY OF MERCHANTIBILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

2.6                                 Payment.  Except as otherwise provided in Schedule A, invoices will be rendered each month by Colfax to Buyer for Services delivered by the Service Providers during the preceding month, and each such invoice shall be payable net thirty (30) days after the date thereof.  Such invoices shall be substantiated by supporting information and shall itemize in reasonable detail the basis for such statement.  Invoices not paid within such thirty (30) day period shall be subject to late charges for each month the statement is overdue, calculated as the greater of the following:

(i)                                     in the event the Service Provider is subject to a late charge by virtue of its provision to Buyer of such service, such late charge; or

(ii)                                  the then current prime rate as published in the “Money Rates” column of the Wall Street Journal plus one percentage point;

provided that in any event, the late charge shall be calculated to a rate no higher than that allowed by applicable law; and provided further, that no late charges shall apply to the portion of any invoice that is being contested in good faith by Buyer.

ARTICLE 3

TERM

3.1                                 General.  The term of each Service is as set forth on Schedule A.  Unless otherwise specified on Schedule A, Buyer may cancel any Service upon fifteen (15) days prior written notice, subject to the requirement that Buyer pay to the Service Providers the actual out-of-pocket costs associated with such cancellation.

3.2                                 Actions on Termination.  Upon the termination of a Service or Services with respect to which the Service Providers hold books, records, files or any other documents owned by Buyer, the Service Providers will return all of such books, records, files and any other documents to Buyer as soon as reasonably practicable.  Buyer shall bear the Service Provider’s reasonable costs and expenses associated with the return of such documents.  In addition, upon the termination of any of the Services which involved the compilation of data on the Service Provider’s computer systems, the Service Providers shall, as soon as reasonably practicable, deliver to Buyer on magnetic media in readable format mutually acceptable to the Parties, which format shall be capable of being read by a computer mutually acceptable to the Parties, all data files maintained by the Service Providers to the extent that they contain information related to the Business, together with printed file descriptions sufficient to identify such data files and their contents and structure.

ARTICLE 4

FORCE MAJEURE/MAINTENANCE

4.1                                 Force Majeure.  The Service Providers shall not be liable for any interruption of Service, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond their reasonable control (provided that the Service Providers have used their commercially reasonable efforts to avoid such interruption, delay or failure) or from any act or failure to act of Buyer, or as the result of strikes, lock-outs or other labor difficulties; acts of any government, riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain necessary labor, materials or utilities.  In such event, the Service Providers’ obligations hereunder shall be postponed for such time as their performance is suspended or delayed on account thereof.  The Service Providers will promptly notify Buyer, either orally or in writing, upon learning of the occurrence or pendency of such event of force majeure.  The Service Providers shall have the right to establish priorities, in their sole reasonable discretion, as between the Service Providers and Buyer, as to the provision of the Services in the event of a force majeure.

4.2                                 Maintenance of Facilities.  The Service Providers shall have the right to shut down temporarily the operation of any facilities providing any Service whenever in their judgment such action is necessary for purposes of maintenance or installation of upgrades or new or additional services, facilities or software.  The Service Providers shall give Buyer as much advance notice of any such shut down as is reasonably practicable.  Where feasible, this notice shall be given in writing.  Where written notice is not feasible, oral notice shall be given and promptly confirmed in writing.  In the event such shut down is non-scheduled because it relates to an emergency, Buyer shall be notified that a shut down has occurred or will occur as soon as reasonable practicable.  The Service Providers shall be relieved of their obligations to provide Services during the period that their facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose.

ARTICLE 5

LIABILITIES

5.1                                 Limitation of Liability.  Buyer agrees that neither the Service Providers nor their respective officers, directors, stockholders, partners, members, managers, employees, Affiliates, agents or representatives (collectively, the “Seller Parties”) shall have any liability to Buyer or its officers, directors, stockholders, partners, members, managers, employees, Affiliates, agents or representatives (collectively, the “Buyer Parties”) with respect to this Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any Service or documentation or data provided under or covered by this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, except for any liability for losses, claims, damages, or expenses incurred by the Buyer Parties as a result of the willful misconduct or gross negligence of the Service Providers. NOTWITHSTANDING THE FOREGOING, THE SELLER PARTIES SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER OR ANY LOST PROFITS, WHICH IN ANY WAY MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER BY THE SERVICE PROVIDERS.

ARTICLE 6

TERMINATION

6.1                                 Breach of Agreement.  If either of the Service Providers, on the one hand, or Buyer, on the other hand, is in breach of any of their respective obligations under this Agreement and such Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party (which in the case of an uncured breach by Buyer shall be Colfax, and in the case of an uncured breach by either of the Service Providers shall be Buyer) may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination.  In the event this Agreement is terminated by Buyer pursuant to this Section 6.1, Colfax shall reimburse the Buyer Parties for Excess Costs incurred in obtaining any replacement Services during the period such Services are required to be provided by the Service Providers pursuant to Schedule A. “Excess Costs” shall mean actual out-of-pocket costs and expenses in excess of the costs and expenses for a particular Service as set forth on Schedule A; provided that such out-of-pocket costs and expenses are not in excess of customary charges for such services.  In the event this Agreement is terminated by Colfax pursuant to this Section 6.1, Buyer shall reimburse Colfax for any costs it incurs as a result of ceasing the provision of Services hereunder prior to the dates set forth on Schedule A.

6.2                                 Sums Due.  In the event of a termination of this Agreement, the Service Providers shall be entitled to all outstanding amounts due from Buyer up to and including the effective date of termination under Sections 2 and 3 hereof.

6.3                                 Effect of Termination.  Termination or expiration of this Agreement shall not act as a waiver of any breach of this Agreement and shall not act as a release of any Party for any liability or obligation incurred under this Agreement through the effective date of such termination or expiration.

ARTICLE 7

MISCELLANEOUS

7.1                                 Notices.  Any notice, request, instruction, consent or other document to be given hereunder by any Party hereto to another Party shall be given in the same manner and to the same Persons provided in Section 11.03 of the Purchase Agreement.

7.2                                 Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

7.3                                 Assignment.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void and of no effect; provided, however, that the Service Providers shall have the right to contract with a third party to provide any of the Services hereunder without the prior written consent of Buyer.

7.4                                 Enforceability.  If any provision of this Agreement as applied to any Party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.  The Parties intend this Agreement to be enforced as written.  If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced.  If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

7.5                                 No Third-Party Beneficiaries or Right to Rely.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to or shall create for or grant to any third party any rights.

7.6                                 Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement.  A signature to this Agreement delivered by telecopy or other commercially reasonable electronic means shall be deemed valid.

7.7                                 Governing Law.  This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the local laws of the State of Delaware, without regard to principles of conflict of laws.

7.8                                 Dispute Resolution.  The Parties agree that any disagreement, dispute, controversy claim, including legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be subject exclusively to the procedures set forth in Section 11.11 of the Purchase Agreement.

7.9                                 Entire Agreement; Amendment.  This Agreement, the Purchase Agreement and all schedules and exhibits hereto and thereto constitute the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings between the Parties with respect to such matters.  In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions of the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Purchase Agreement shall prevail, govern and control in all aspects. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Party against whom such would apply.

IN WITNESS WHEREOF, each Party by its duly authorized officer has caused this Transition Services Agreement to be executed as of the date first above written.

WARNER ELECTRIC HOLDING, INC.

By:

Name:

Title:

COLFAX CORPORATION

By:

Name:

Title:

ALTRA INDUSTRIAL MOTION, INC.

By:

Name:

Title:

Schedule A

Transition Services Agreement

Service	Description	Term	Pricing

Transition Services

I. Colfax Services to CPTG

1. Human Resources Support
Health, Welfare and Fringe Benefits

Provide benefits administration (health insurance; long-term disability; flexible spending plan; workers compensation) during transition period.  See also Memorandum of Understanding dated November 18, 2004 between Altra and Colfax concerning administration of the Flexible Spending Accounts.

		3 months post close	Actual cost

Retirement plan	Provide benefits administration (all pension plans) including transition of plan assets as required by Section 5.04(d) of the LLC Purchase Agreement	3 months post close	Actual cost

Benefit Transition Services	Various Colfax personnel	3 months post close	$100 per hour per employee

2. Accounting, Tax and Finance Support
VP Finance duties	a) Closing support	3 months post close	Actual cost
	b) Consulting services	3 months post close

		From 3-6 months post-closing, these services will be provide only up to a maximum of 10 hours per month.	Actual cost

Tax Support	Bill Flexon to provide transition services including assistance to Wichita Falls (property & abatement).	6 months post close	Actual cost

Hyperion Administration	Doug Sulanke to train Mike Baker (appointed CPTG Hyperion administrator; South Beloit is established as Hyperion’s home location)	3 months post close	None or travel costs

Payroll Support-Boston Gear LLC

IMO Industries Inc., a wholly owned subsidiary of Colfax, will provide payroll services through December 31, 2004 on behalf of Boston Gear LLC and will (1)  pay the required employment taxes on behalf of Boston Gear LLC, (2) file employment-related tax return and (3) provide forms W-2 to Boston Gear LLC associates.  Buyer and Boston Gear LLC shall indemnify IMO Industries for any and all taxes, interest and penalties incurred in connection with IMO providing such services.

		Until December 31, 2004	At actual cost

3. Asset Management Support
Treasury duties	Continue to maintain daily treasury functions	6 months post close	At actual cost

4. Information Technologies Support
Colfax website	Colfax to retain a link from the Colfaxcorp.com website to CPTG website	1 year post close	None

5. Intellectual Property Support
Colfax trade name	Provide a license to use Colfax trade name	1 year post close	None

Colfax Logo	Provide a license to use Colfax logo (“swoosh”)	1 year post close	None

6. Other
Shanghai Sourcing	Provide transition services	6 months	Actual Costs

Office	(project management and inspection)	post close

China Consulting	Consulting time from Dan Zisk to assist with China logistics	3 months post close	Actual Cost

Sourcing consulting	Consulting time from Mike Dwyer to assist with global sourcing	6 months post close	Actual Cost

CBS Materials	Provide copies of all CBS materials	Before close	None

CBS Training and transition	Mike Dwyer available on a contract basis to assist with transitioning corporate CBS activities to the PT group	6 months post close	Actual Cost

II. CPTG Services to Colfax

Roscoe and Bishop Auckland properties	Roscoe and Bishop Auckland Maintenance	TBD	TBD

III. Action Items

All historical documentation	Provide all CPTG related historical documentation, such as: all CPTG related audits, tax records, environmental records, legal records)	Immediately after post close	None

D-U-N-S number	Provide new D-U-N-S number with all historical data included	Before closing	None

Note: we need to discuss whether all of these things will be done pre-close. If so, they do not need to be included in this TSA.
BG and Ameridrives historical data transfer to Hyperion databases	Doug Sulanke to assist with the transfer of BG and Ameridrives historical data to Warner Hyperion database and run parallel system with Richmond.	Before closing	None

Bank authorization Signatures	Change bank authorization signatures post-close	Before Closing	None

Lines and letters of credit and bank guarantees	Assist with replacement of lines and letters of credit and bank guarantees	Before closing	None

Computer leases	Assist with transition of computer leases (provide carved out audited financial statements to start negotiations with new vendors)	Before closing	None

Phone leases	Assist with transition of phone leases (provide carved out audited financial statements to start negotiations with new vendors)	Before closing	None

Exchange and the Global address book	Transfer Exchange and the Global Address Book	Day one post close	None